                              CONFIRMING STATEMENT

This Statement confirms that the undersigned, Evan Marks, has authorized and designated each of Michelle L. Heying, Kenneth D. Misch and Marcy Smorey-Giger
to execute and file on the undersigned's behalf all Forms 3, 4, and 5 (including any amendments thereto) that the undersigned may be required to file with the
U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of DynaVox Inc. The authority of
Michelle L. Heying, Kenneth D. Misch and Marcy Smorey-Giger under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4, and 5 with regard to his ownership of or transactions in securities of DynaVox
Inc., unless earlier revoked in writing. The undersigned acknowledges that
Michelle L. Heying, Kenneth D. Misch and Marcy Smorey-Giger are not assuming any of the undersigned's responsibilities to comply with Section 16 of the
Securities Exchange Act of 1934.

                                             By:   /s/ Evan Marks
                                             Name: Evan Marks

                                             Date: October 16, 2012